Exhibit 99.1

 Micro Bubble Tech’s Officers Join the Board of
ECOLOCAP SOLUTIONS INC.

June 18, 2009 (Montreal)- EcoloCap Solutions Ltd. (ECOS-OTCBB) (“EcoloCap”), is pleased to announce the appointment of Mr. Jeung Kwak, as Chairman and member of the Board of the Corporation, and the appointment of Mr. Michael Siegel, as additional member of the Board of the Corporation. The Company also wants to announce that Mr. Robert Clarke has resigned as Chairman and member of the Board, effective immediately.

Mr. Young Yeal Kwak is Chairman of Micro Bubble Technology Inc., Mr. Michael Siegel is President of Micro Bubble Technology Inc.

Young Yeal Kwak was born in 1957 in Daejeon City, South Korea. He studied political science at Kyunki University. Upon graduation, he established Jengwoo Industrial Company in 1982 and has been managing the company for 25 years, active in various international business activities.

Michael Siegel was born 1943 in Randolph Field, Texas. He studied Electrical Engineering at the University of Illinois in Champaign, Illinois. He has been involved with, developed and sold numerous enterprises in the US, Russia and Vietnam.

EcoloCap previously announced that is had signed a Letter of Intent to acquire Micro Bubble Technology in a move that will greatly expand the company’s mission. Both parties are completing the due diligence process and expect the transaction to close within a short period of time.

Micro Bubble’s Carbon Nano Tube (CNT) lead acid battery technology has demonstrated in independent laboratory tests to be superior to any existing lead battery of similar weight with eight times the power density and can be fully recharged in five to ten minutes.  The CNT Battery has three times the power density of lithium ion batteries at 25% of the cost. Laboratory computations indicate a medium sized car can achieve 400 mile per charge.  Full testing will be starting in three months on a variety of electrical vehicles including a passenger bus and a converted pickup truck.

About EcoloCap Solutions, Inc.
EcoloCap is a US-listed, international company focused on the commercial development of green energy projects in emerging economies, especially in Asia. Rising energy costs, climate change concerns, and the need to reduce greenhouse gases create an unparalleled opportunity for the development of renewable, sustainable energy sources which will be a significant, long-term opportunity for the 21st century.
To maximize shareholder value EcoloCap is focused on projects which qualify for Carbon Emission Reduction credits (CERs) registered under the Clean Development Mechanism (CDM) of the United Nations’ Kyoto Protocol.  EcoloCap utilizes its know-how, capital, technology, engineering expertise, and on the ground operations management to work with governments and enterprises in emerging economies in order to successfully reduce greenhouse gases for both capture and utilization.  By this process EcoloCap acquires UN Certified Carbon Credits (CERs) at favorable cost, which are then sold on the world market at prevailing prices. For more information please visit www.ecolocap.com.

Contact:
EcoloCap Solutions, Inc.
Investor Relations
Richard Nitto
Tel: 732-804-2319